AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 23, 2015 and is effective on January 1, 2016 (the “Effective Date”), by and between Vishay Precision Group, Inc., a Delaware corporation (the “Company”), and THOMAS KIEFFER (the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive is currently employed as the Company’s Senior Vice-President and Chief Technology Officer pursuant to an Employment Agreement dated July 6, 2010, as amended December 8, 2011 (the “Current Agreement”); and
WHEREAS, in connection with the elimination of the Senior Vice-President and Chief Technology Officer position, the Company and the Executive mutually desire that the Executive will continue to be employed by the Company on and after the Effective Date in accordance with the terms and conditions of this Agreement; and
WHEREAS, the Company and Executive intend for this Agreement to document the terms and conditions of his transition to the role of Chief Engineer, Resistive Foil Technology (the “Transition”) on and after the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Definitions.
1.1.    “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements previously submitted to the Company in accordance with Section 6.2 of this Agreement.
1.2.    “Board of Directors” or “Board” means the Board of Directors of the Company.
1.3.    “Cause” means any of the following:
(a)    Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving the Company and/or any of its subsidiaries);
(b)    any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from the Company and/or any of its subsidiaries; or
(c)    Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of the Company applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from the Company.
1.4.    “Code” means the Internal Revenue Code of 1986, as amended.
1.5.     “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of force sensor products or resistive foil technology products such as resistive sensors, strain gages, ultra-precision foil resistors, current sensors, transducers/load cells, weighing modules, weighing systems and control systems, to the extent the Company or any subsidiary of the Company is engaged in such activities on the Date of Termination.
1.6.    “Date of Termination” means (i) the effective date on which Executive’s employment by the Company is terminated by the Company or Executive, as the case may be, or (ii) if Executive’s employment by the Company terminates by reason of death, the date of Executive’s death.
1.7.    “Disability” means (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
1.8.    “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:
(a)    any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to the Company from those set forth in this Agreement;
(b)    a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);
(c)    relocation of Executive’s principal place of performance to a location more than 50 kilometers from Wendell, North Carolina;
(d)    any other material breach of this Agreement by the Company.
Notwithstanding the foregoing, in order for an event or circumstance to constitute “Good Reason,” (i) Executive must provide the Company with Notice of Termination, describing the event or circumstance giving rise to Good Reason within 45 days after it has occurred, (ii) the Company shall have 45 days after receipt of such notice to cure the event or circumstance giving rise to Good Reason and (iii) if the Company fails to cure the event or circumstance giving rise to Good Reason, then Executive shall have the right to resign for Good Reason during the ninety (90) day period commencing immediately after the last day of the 45 day cure period.
1.9.     “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 8.5(d).
1.10.    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 8.5(d).
1.11.    “Notice of Termination” means a written notice of termination of Executive’s employment with the Company, signed by Executive, if to the Company, or by a duly authorized officer of the Company, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination. The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
1.12.    “Plan” means the Vishay Precision Group, Inc. 2010 Stock Incentive Program (as may be amended from time to time).
2.    Employment; Term.
2.1.    Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment by the Company, in accordance with and subject to the terms and conditions set forth herein.
2.2.    Term. This Agreement shall become effective as of the Effective Date and its terms and conditions shall not bind the parties for any period prior to the Effective Date, provided that the effectiveness of this Agreement is expressly conditioned on the Special Release Effective Date (as defined in Section 5.4 below) occurring prior to the Effective Date. The “Initial Term” of this Agreement shall commence on the Effective Date and continue until December 31, 2016, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of the Initial Term and at the end of each Extension Year (as defined herein), this Agreement shall automatically be extended for an additional one-year period (each such additional one-year period, an “Extension Year,” and, together with the Initial Term, until the Date of Termination, the “Term”), unless the Company or Executive gives notice to the other party at least thirty (30) days prior to the end of the Initial Term or the Extension Year, as applicable, of its or his intention not to extend the Term, in which case the Term will end at the completion of such Initial Term or Extension Year, as applicable. An election not to extend the Term shall be deemed a termination of employment by the party so electing.
3.    Duties.
3.1.     Position. During the Term, Executive shall serve as Chief Engineer, Resistive Foil Technology, of the Company, reporting directly to the Chief Executive Officer of the Company (the “CEO”) with a compensation level of Senior Director. Executive acknowledges and agrees that (a) he is entering into this Agreement voluntarily, (b) he hereby consents to the Transition, and (c) neither this Agreement nor the Transition will constitute “Good Reason” for him to resign and receive severance benefits under the Current Agreement.
3.2.    Activities. Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement, during the Term, Executive shall devote his full professional attention and best efforts to the business and affairs of the Company. It shall not be considered a violation of the foregoing for Executive to (i) provide services to any subsidiaries or affiliates of the Company, (ii) serve on corporate, industry, civic or charitable boards or committees or (iii) manage personal investments, so long as such activities would be permitted under Section 8 and do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
3.3.    Place of Performance. During the Term, Executive will perform the duties required of him by this Agreement principally from the Company’s offices located in Wendell, North Carolina, subject to normal and customary travel requirements relating to the conduct of Executive’s duties and responsibilities and the Company’s business.
4.    Compensation.
4.1.    Base Salary. Beginning on the Effective Date, the Company shall pay Executive a base salary of USD $150,000 per year (as may be adjusted from time to time, the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.
4.2.    Guaranteed Bonus. In connection with the Transition and in consideration for Executive’s continued employment with the Company, the Company shall pay the Executive a bonus equal to $242,515 (less applicable withholding) (the “Guaranteed Bonus”). Such Guaranteed Bonus will be payable over the duration of the Initial Term and will be paid in accordance with the Company’s standard payroll practices as they exist from time to time beginning on the Company’s first regular payroll date to occur following the Effective Date.
4.3.    Bonus.
(a)    Fiscal Year 2015. The Bonus specified in the Current Agreement shall not apply and the Company shall pay the Executive an amount equal to $72,755 in a cash lump-sum (less applicable withholding) (the “Special 2015 Bonus”) on the Company’s first regular payroll date to occur following the Effective Date.
(b)    Fiscal Year 2016 and Thereafter. There shall be no bonus program in place for the Executive beginning in 2016 and thereafter unless agreed upon in writing signed by the Executive and the Company.
4.4.    Long-Term Equity Incentive.
(a)    Equity Incentive Awards Granted Prior to the Effective Date. Any RSUs and/or PBRSUs (both as defined in the Current Agreement) granted to Executive prior to the Effective Date shall remain outstanding subject to the terms and conditions of the Plan and the applicable equity incentive award agreements.
(b)    Equity Incentive Awards On or After the Effective Date. As of the Effective Date, Executive will no longer be eligible for, and will not be awarded, any Annual Equity Grants (as defined in the Current Agreement), including, without limitation, the Annual Equity Grant that would otherwise be awarded on January 1, 2016 under the terms of the Current Agreement. Executive’s eligibility for any equity incentive awards on or after the Effective Date will be determined by the CEO (or his designee) in his sole discretion.
5.    Release and Covenant Not to Sue.
5.1.     Executive’s Special Release. In consideration for the payments described in Sections 4.2 and 4.3(a) above, Executive hereby fully and forever releases and discharges the Company and each of its respective predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (each of the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (“Claim”) arising or occurring through the date hereof out of Executive's employment by the Company (including, without limitation, the Transition), any Claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for attorneys' fees, and any other Claim under any other federal, state, local or foreign statute, ordinance, regulation, or under any contract, tort or common law theory (the “Special Release”).
5.2.     Covenant Not to Sue. Executive hereby represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Released Person and that he has not assigned any Claim against any Released Person. Executive agrees not to initiate a lawsuit or to bring any other Claim against any Released Person for any matter that is released pursuant to Section 5.1 above. This Special Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any Claim by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
5.3.     Claims Not Released. This Special Release will not be deemed to release the Company from (a) Claims solely to enforce rights under this Agreement, and (b) Claims for indemnification under the Company’s Amended and Restated Certificate of Incorporation and by-laws.
5.4.     Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of the Special Release in its entirety, (b) he has entered into this Special Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to the Special Release before signing this Agreement; (d) he was provided twenty-one (21) calendar days after receipt of this Agreement to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke the Special Release, in which case the Special Release shall be unenforceable, null and void. The Executive may revoke this Special Release during those seven (7) days by providing written notice of revocation to the Company in the manner specified in Section 9.2 below. Provided that the Executive does not revoke this Release, the Special Release shall become effective on the eighth (8th) day following the Executive’s execution of the Special Release (the “Special Release Effective Date”).
6.    Additional Rights.
6.1.    Employee Benefits. The Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.
6.2.    Reimbursement of Expenses. In accordance with the Company’s standard reimbursement policies as they exist from time to time, the Company shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.
6.3.    Vacation, Personal and Sick Days. The Executive shall be entitled to vacation, personal and sick days each year in accordance with the policies of the Company, as in effect from time to time.
6.4.    Indemnification. The Company shall indemnify Executive to the extent provided in the Company’s certificate of incorporation and/or bylaws, as in effect from time to time.
6.5.    Company Automobile. Executive will be entitled to use of a Company provided automobile commensurate with his level of a Senior Director at the Company.

6.6.    Hours of Work. Executive shall work a minimum of thirty (30) hours per week principally at his office located in Wendell, North Carolina.
7.    Termination of Employment; Compensation Upon Termination.
7.1.    Termination. Executive’s employment with the Company may be terminated prior to the end of the Term under the following circumstances:
(a)    Death. Executive’s employment hereunder shall terminate immediately upon Executive’s death.
(b)    Termination by the Company. The Company may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive. A termination of Executive’s employment due to Executive’s Disability shall be equivalent to a termination by the Company without Cause.
(c)    Termination by Executive. Executive may terminate his employment for any reason, by Notice of Termination to the Company.
7.2.    Compensation Upon Termination.
(a)    Termination by the Company Without Cause During the Initial Term; Termination by Executive with Good Reason During the Initial Term. In the event Executive’s employment with the Company is terminated by the Company without Cause, or is terminated by the Executive with Good Reason, prior to the end of the Initial Term, Executive shall be entitled to the following:
(i)    A lump sum cash payment equal to all Accrued Compensation, and the Special 2015 Bonus (if not previously paid), such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.
(ii)    Continued payment of Executive’s then current Base Salary from the Date of Termination until the end of the Initial Term, but not less than thirteen (13) weeks’ of Executive’s then current Base Salary, to be paid in accordance with the Company’s standard payroll practices as in effect from time to time.

(b)    Termination by the Company Without Cause After the Initial Term; Termination by Executive with Good Reason After the Initial Term. In the event Executive’s employment with the Company is terminated by the Company without Cause, or is terminated by the Executive with Good Reason, after the end of the Initial Term, Executive shall be entitled to the following:

(i)    A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.
(ii)    A lump sum cash payment equal to two (2) weeks’ of Executive’s then current Base Salary for each year, or partial year, this Agreement has remained in effect, but not less than thirteen (13) weeks’ of Executive’s then current Base Salary.
(c)    Termination For Any Other Reason. In the event Executive’s employment with the Company is terminated for any reason other than as specified in Section 7.2(a) or 7.2(b), Executive shall be entitled to a lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.
(d)     Continued Payment of Guaranteed Bonus. In the event Executive’s employment with the Company is terminated for any reason prior to the expiration of the Initial Term, the Executive shall be entitled to continued payment of the unpaid portion of the Guaranteed Bonus (if any) in accordance with Section 4.2 until such Guaranteed Bonus is fully paid.
7.3.    Release. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 7.2(a) and 7.2(b) are conditioned on Executive’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require and in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”). Subject to Section 9.7 below, the severance benefits described in Section 7.2(a) or 7.2(b) will begin to be paid or provided on the 60th day following Executive’s Date of Termination, provided that the Release is then irrevocable.
7.4.    Additional Payments By the Company.
(a)    It is the understanding of the parties hereto that neither the payments set forth in Section 7.2 nor any other payment under this Agreement are contingent upon or related to a change in control of the Company and all such payments are to be paid without regard to the occurrence of a change in control of the Company.
(b)    Notwithstanding the foregoing, in view of the fact that if Executive’s employment were to terminate subsequent to a change in control of the Company, the Internal Revenue Service might assert that all or some such payments are contingent upon such change in control, the parties hereto agree as follows: In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7.4, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits under this Agreement, notwithstanding that all or some portion of such severance or other benefits may be taxable under Section 4999 of the Code. To the extent permitted under Section 409A of the Code without resulting in an excise tax to the Executive, the manner in which any such reduction shall be made shall be determined by the Executive; provided, however, that to the extent necessary to avoid an excise tax under Section 409A of the Code, Executive shall not have any discretion or role with respect to such reduction and instead, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code with any such reduction in either cash payments or equity compensation benefits being made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
7.5.    Notwithstanding anything herein to the contrary, upon termination of Executive’s employment with Company, all titles, positions, roles and responsibilities Executive holds with the Company and any of its subsidiaries shall immediately cease.
8.    Restrictive Covenants.
8.1.    Non-Competition. During his employment with the Company and the Non-Competition Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any

Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business. Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.
8.2.    Non-Solicitation. During his employment with the Company and the Non-Solicitation Period, Executive shall not, directly or indirectly:
(a)    solicit any customer of the Company or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;
(b)    hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of the Company or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with the Company or any of its subsidiaries, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;
(c)    persuade or seek to persuade any customer of the Company or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with the Company or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or
(d)    interfere in any manner in the relationship of the Company or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.
8.3.    Confidential Information. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of the Company and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Company or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
8.4.    Non-Disparagement. Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors of the Company and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8.4.
8.5.    Acknowledgements Respecting Restrictive Covenants.
(a)    Executive has carefully read and considered the provisions of this Section 8 and, having done so, agrees that:
(i)    the restrictive covenants contained in this Section 8, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and
(ii)    such restrictive covenants are reasonably necessary to protect the legitimate business interests of the Company and its affiliates.
(b)    The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 8 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 8, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 8. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 8, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.
(c)    In the event of a breach of any of the restrictive covenants contained in this Section 8, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 8.5(b), shall be entitled to any other appropriate legal or equitable remedy.
(d)    If any of the restrictive covenants contained in this Section 8 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.
8.6.    Special Consideration. Executive hereby acknowledges that the payments to Executive pursuant to Section 4 and Section 7 of this Agreement are in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 8.
9.    Miscellaneous.
9.1.    Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, or (iii) by registered or certified mail, return receipt requested. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:
To the Company:
Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
Attention: Chief Executive Officer
Facsimile No.:
To Executive:
Thomas Kieffer
[personal address omitted]
9.2.    No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

9.3.    Successors.
(a)    This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform if no such succession had taken place. As used in this Agreement, “the Company,” shall mean both such entity as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
9.4.    Complete Understanding; Amendment; Waiver. As of the Effective Date, this Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Current Agreement, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.
9.5.    Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable U.S. federal, state, local or other law, the Company is required to withhold therefrom.
9.6.    Section 409A. All payments to be made upon a termination of employment under the Agreement will only be made upon a “separation from service” under section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment. If severance benefits payable under the Agreement constitute a “deferral of compensation” within the meaning of section 409A of the Code at the time of Executive’s termination of employment, then if Executive is a “specified employee” of a publicly-traded corporation, notwithstanding any other provision of the Agreement, payment of severance under the Agreement shall be delayed for a period of six months from the date of Executive’s separation from service. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of section 409A of the Code, and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the term of the Agreement (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
9.7.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
9.8.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Delaware, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
9.9.    Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.
9.10.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Board of Directors of the Company, the Company has caused this Agreement to be executed in their name and on their behalf, all as of the date above written.

VISHAY PRECISION GROUP, INC.

By: /s/William M. Clancy
Name:    William M. Clancy
Title: Executive Vice President and Chief Financial Officer

EXECUTIVE:

/s/Thomas Kieffer
Thomas Kieffer